EXHIBIT 99.1

For Immediate Release

Contact:               Willing L. Biddle, CEO or
John T. Hayes, CFO
Urstadt Biddle Properties Inc.
(203) 863-8200

Urstadt Biddle Properties Inc. Reports Fourth Quarter and Fiscal 2021 Operating Results and Announcement of an Increase to the Common Stock and Class A Common Stock Dividends

Greenwich, Connecticut, December 16, 2021 -- Urstadt Biddle Properties Inc. (NYSE: UBA and UBP), a real estate investment trust, today reported financial and operating results for the fiscal year ended October 31, 2021, and provided information regarding financial and operational activities in light of the ongoing COVID-19 pandemic.

The following is a discussion of our current dividend levels and statistics about our portfolio that are useful in assessing the impact of COVID-19 on our business:
Dividend Declarations
•
On December 15, 2021, the company’s Board of Directors declared a quarterly dividend of $0.2375 per Class A Common share and $0.2145 per Common share that will be paid on January 14, 2022 to holders of record on January 5, 2022. This increase represents an increase of $0.03 per share per annum on both the Class A Common and Common stock.  The Board determined that this level of dividend is appropriate, after taking into account the improved liquidity and financial position of the company and the signs of general business improvement in our markets, including our tenants’ businesses. Also, as a REIT, the company is required to distribute at least 90% of the company’s taxable income to its stockholders.  Based on the company’s estimates, this level of common stock dividend, when combined with the company’s preferred stock dividends, will satisfy that requirement (excluding any gains on sales of property).  The Board will continue to monitor the ongoing COVID-19 situation and its impact on the company, and make future dividend decisions based on this and other information available to it.

•
In addition, in December 2021, the Board declared the regular contractual quarterly dividend with respect to each of the company’s Series H and Series K cumulative redeemable preferred stock that will be paid on January 31, 2022 to shareholders of record on January 14, 2022.

COVID-19 UPDATE (as of October 31, 2021)

•
Of our 79 properties, 66 are shopping centers, 3 are free-standing, net-leased retail bank branches and 3 are restaurant properties.  The remaining properties are 6 small suburban office buildings in Greenwich, CT and Bronxville, NY and a former childcare center in Chester, NJ. The Chester property was sold in December 2021.

•
All 72 of our shopping centers, free-standing, net-leased retail bank branches and restaurant properties are open and operating, with 99.6% of our total tenants based on Annualized Base Rent (“ABR”) open and operating.

•
All of our shopping centers include necessity-based tenants, with approximately 70.4% of our tenants, based on ABR, either designated “essential businesses” during the early stay-at-home period of the pandemic in the tri-state area or otherwise permitted to operate through curbside pick-up and other modified operating procedures in accordance with state guidelines.  These businesses are 99.8% open.

•
Similar to other retail landlords across the United States, we received a number of requests for rent relief from tenants, with most requests received during the early days of the pandemic when stay-at-home orders were in place and many businesses were required to close. We continued to receive a smaller number of new requests even after businesses began to re-open, and, in some cases, follow-on requests from tenants to whom we had already provided rent relief. These requests have tapered off and we received only four new requests during the quarter ended October 31, 2021 from tenants who had not previously requested rent relief.

•
As of October 31, 2021, we have received 402 rent relief requests from the approximately 832 tenants in our consolidated portfolio. 117 of the 402 tenants withdrew their requests for rent relief or paid their rent in full. From the beginning of COVID-19 through October 31, 2021, we completed 288 lease modifications consisting of base rent deferrals totaling $3.9 million, or 4.0% of our annualized ABR, and rent abatements totaling $4.4 million, or 4.5% of our ABR. Included in the aforementioned amounts are the rent deferrals and abatements completed in the three months ended October 31, 2021, which amounted to 10 rent deferrals or abatements, which deferred $27,000 of base rents and abated $309,000 of base rents. We have collected approximately 93% of deferred tenant billings that were scheduled to be repaid in fiscal 2021.

RENTAL COLLECTIONS UPDATE (as of December 1, 2021)

•
94.0% of the total base rent, common area maintenance charges (“CAM”) and real estate taxes payable for the period of April 2020 through October 2021 has been paid. This percentage is based on collections of pre-pandemic contractual lease amounts billed, exclusive of the application of any security deposits.

•
95.7% of the total base rent, CAM and real estate taxes payable for the fourth quarter of fiscal 2021 has been paid. This percentage is based on collections of pre-pandemic contractual lease amounts billed, exclusive of the application of any security deposits.

•
92.6% of the total base rent, CAM and real estate taxes payable for November 2021 has been paid to date. This percentage is based on collections of pre-pandemic contractual lease amounts billed, exclusive of the application of any security deposits.

•
From the beginning of the COVID-19 pandemic through the end of the second quarter of fiscal 2021, we converted 89 tenants to cash basis accounting in accordance with ASC Topic 842.  We did not convert any additional tenants to cash basis accounting in our third quarter ended July 31, 2021 or in our fourth quarter ended October 31, 2021. As of October 31, 2021, 27 of the 89 tenants are no longer tenants in the company's properties.  When one of the company’s tenants is converted to cash basis accounting in accordance with ASC Topic 842, all previously recorded straight-line rent receivables need to be reversed in the period that the tenant is converted to cash basis revenue recognition. During the fourth quarter of fiscal 2021, we restored 13 of the original 89 tenants to accrual-basis revenue recognition as those tenants paid all of their billed rents for six consecutive months and have no significant unpaid billings as of October 31, 2021, leaving 49 tenants on cash-basis accounting.  When a tenant is restored to accrual-basis revenue recognition, the company records revenue on a straight-line basis.  As such, the company recorded straight-line rent revenue in the amount of $582,000 for these 13 tenants in the quarter ended October 31, 2021.

•
During the fiscal years ended 2021 and 2020, we recognized collectability adjustments totaling $4.2 million ($0.11 per Class A Common share) and $7.3 million ($0.19 per Class A Common share), respectively.  During the quarter ended October 31, 2021, we recovered previous collectability adjustments of $303,000 ($0.01 per Class A Common share). During the quarter ended October 31, 2020, we recognized collectability adjustments of $1.2 million ($0.03 per Class A Common share).  As of October 31, 2021, the revenue from approximately 5.9% or 49 of our tenants (based on total commercial leases) is being recognized on a cash basis. These figures represent a financial reporting charge to earnings and FFO, but the company intends to collect all unpaid rents from its tenants to the extent feasible.

•	We have $24.1 million of cash and cash equivalents currently on our balance sheet.
•	We have $124 million currently available on our unsecured revolving credit facility.
•	We have no material mortgage debt maturing until March 31, 2022, and that mortgage debt is in the process of being refinanced at a lower interest rate than under the existing mortgage.

HIGHLIGHTS FOR FOURTH QUARTER 2021

•	$6.2 million net income attributable to common stockholders ($0.16 income per diluted Class A Common share).
•	$14.1 million of FFO ($0.37 per diluted Class A Common share).(1)
•	$1.9 million or 9.1% increase in same property net operating income in the fourth quarter of fiscal 2021 when compared with the fourth quarter of fiscal 2020.(2)
•	92.1% of our portfolio Gross Leasable Area (“GLA”) was leased at October 31, 2021, an increase of 1.6% from the end of fiscal 2020.
•	4.9% average decrease in base rental rates on new leases in our fourth quarter of fiscal 2021.
•	9.4% average increase in base rental rates on lease renewals in our fourth quarter of fiscal 2021.
•	On October 15, 2021, we paid a $0.23 per share quarterly cash dividend on our Class A Common Stock and a $0.207 per share quarterly cash dividend on our Common Stock.
(1) A reconciliation of GAAP net income to FFO is provided at the end of this press release.
(2) A reconciliation of income from continuing operations to same property net operating income is provided at the end of this press release.

Commenting on the operating results, Willing L. Biddle, President and CEO of Urstadt Biddle Properties Inc., said “After almost two years of the Covid-19 pandemic’s disruption to the shopping center business, we are encouraged to see a strong rebound in our tenants’ businesses and in new demand for vacant space at our properties.  As a result of the continued improvement, our Board of Directors declared an increased dividend of $0.03 cents per annum on both classes of common stock.  This dividend represents a 3.3% increase over the prior Class A Common Stock dividend level. We are pleased to report that we renewed 600,000 square feet of existing tenant leases and signed 142,000 square feet of new leases in fiscal 2021. Demand for space is increasing, and in the fourth quarter we signed 53,000 square feet of new leases, with the percentage of our portfolio leased increasing by 0.4% to 92.1%.  We are encouraged that the increased demand is leading to increased rents, and this is the second consecutive quarter of increasing rents on renewals, following five consecutive quarters of rental rate decreases on renewals.  In our fourth quarter, rental rates on renewals increased 9.4% and rental rates on new leases decreased by 4.9%.  We believe the surge of retailer demand will continue, and our leasing team is very busy with a strong pipeline of new leasing deals in process.   We are grateful for the tremendous efforts and perseverance of our tenants and of our UBP team, who have worked together to get through this.  Our thoughts and prayers continue to go out to all of those impacted by the pandemic, along with great appreciation and respect for those who have led, and continue to lead, the fight against the viruses on the front lines.”

Mr. Biddle continued…. “Although public health and business conditions are improving, certain categories of our tenants, including certain smaller health and fitness providers, day care operators, hair and nail salons and other personal service tenants, continue to be impacted by the pandemic to various degrees, and tenant collections remain difficult for those tenant categories.   Work-from-home trends have decreased the demand for dry cleaning, for example, and certain full-service restaurants, particularly those without outdoor seating, continue to struggle.  We will continue to work with those tenants who we believe will have a viable business model when greater demand returns for their services.  Thankfully, due to our long-term strategy, 86% of our properties, measured by square footage, are anchored by grocery stores, wholesale clubs or pharmacies, and these businesses have remained solid throughout the pandemic.  Although our earnings and FFO have bounced back close to pre-pandemic levels, there is still room to grow the income of our existing portfolio, as our properties have an average vacancy rate of 8% and demand for space is growing.  In fact, we hope to be able to increase our occupancy rate back to our historical occupancy average of 95% in the not-too-distant future. This quarter, we collected 95.7% of our rents billed, and our allowance for doubtful accounts significantly decreased.  We also collected approximately 93% of deferred tenant billings that were scheduled to be repaid in fiscal 2021, and we had far fewer rent abatements in both our fourth quarter and in fiscal 2021 when compared with those periods last year.  As a result, our same property operating income significantly improved. Rent collections were relatively solid in fiscal 2021, amounting to 94.9% for the first quarter, 94.7% for the second quarter, 95.6% for the third quarter and 95.7% for the fourth quarter. We anticipate that our collections will continue to improve going forward, as demand for space is growing, which should give us the opportunity to fill existing vacancies and replace those tenants who are struggling and cannot return to paying full rent.  Our strong balance sheet and liquidity are the underpinnings of our company’s success, and well-located, grocery-anchored community and neighborhood shopping centers have proven to be solid investments in good times and bad.  After fiscal year-end, we sold our single tenant building located in Chester, New Jersey, which we acquired several years ago as part of a two property transaction with a grocery-anchored shopping center.  This sale reinforces our strategy of continuing to concentrate our portfolio in grocery, pharmacy or wholesale club-anchored properties located in the suburban communities that surround New York City.  We remain confident about the future due to the improving stability of our tenants, the positive demographic trend of people moving to the suburbs around New York City and the increased leasing demand we are seeing.  Many major companies occupying New York City office buildings have yet to fully re-open their offices, and it seems clear that working from home on at least a partial basis to avoid health risks, as well as to limit the cost, time and difficulty of commuting, is going to continue to be the norm.   More people working at home or at satellite offices in the suburbs is good for UBP’s business.”

Urstadt Biddle Properties Inc. is a self-administered equity real estate investment trust which owns or has equity interests in 78 properties containing approximately 5.1 million square feet of space.  Listed on the New York Stock Exchange since 1970, it provides investors with a means of participating in ownership of income-producing properties. It has paid 207 consecutive quarters of uninterrupted dividends to its shareholders since its inception.

Certain statements contained herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, among other things, risks associated with the timing of and costs associated with property improvements, financing commitments and general competitive factors.

 (Table Follows)

Urstadt Biddle Properties Inc. (NYSE: UBA and UBP)
Year Ended October 31, 2021 and 2020 results
 (in thousands, except per share data)

	Year Ended October 31,		Three Months Ended October 31,
	2021	2020	2021	2020
	Unaudited		Unaudited	Unaudited
Revenues
Lease income	$130,364	$120,941	$33,035	$30,938
Lease termination	967	705	166	245
Other	4,250	5,099	847	1,135
Total Revenues	135,581	126,745	34,048	32,318

Expenses
Property operating	22,938	19,542	5,205	4,457
Property taxes	23,674	23,464	5,889	5,849
Depreciation and amortization	29,032	29,187	7,259	7,600
General and administrative	8,985	10,643	2,109	2,148
Directors' fees and expenses	355	373	78	86
Total Operating Expenses	84,984	83,209	20,540	20,140

Operating Income	50,597	43,536	13,508	12,178

Non-Operating Income (Expense):
Interest expense	(13,087)	(13,508)	(3,025)	(3,385)
Equity in net income from unconsolidated joint ventures	1,323	1,433	298	273
Gain on sale of marketable securities	-	258	-	-
Interest, dividends and other investment income	231	398	59	39
Gain (loss) on sale of property	11,864	(6,047)	(349)	(5,719)
Net Income	50,928	26,070	10,491	3,386

Noncontrolling interests:
Net income attributable to noncontrolling interests	(3,645)	(3,887)	(921)	(886)
Net income attributable to Urstadt Biddle Properties Inc.	47,283	22,183	9,570	2,500
Preferred stock dividends	(13,650)	(13,650)	(3,412)	(3,413)

Net Income (Loss) Applicable to Common and Class A Common Stockholders	$33,633	$8,533	$6,158	$(913)

Diluted Earnings (Loss) Per Share:
Per Common Share:	$0.79	$0.20	$0.14	$(0.02)
Per Class A Common Share:	$0.88	$0.22	$0.16	$(0.02)

Weighted Average Number of Shares Outstanding (Diluted):
Common and Common Equivalent	9,608	9,385	9,741	9,190
Class A Common and Class A Common Equivalent	29,753	29,576	29,845	29,504

Results of Operations

The following information summarizes our results of operations for the year ended October 31, 2021 and 2020 (amounts in thousands):

	Year Ended October 31,				Change Attributable to:
Revenues	2021	2020	Increase (Decrease)	% Change	Property Acquisitions/Sales	Properties Held in Both Periods (Note 1)
Base rents	$99,488	$99,387	$101	0.1%	$(113)	$214
Recoveries from tenants	35,090	28,889	6,201	21.5%	(105)	6,306
Less uncollectable amounts in lease income	1,529	3,916	(2,387)	(61.0)%	-	(2,387)
Less ASC Topic 842 cash basis lease income reversal	2,685	3,419	(734)	(21.5)%	(158)	(576)
Total lease income	130,364	120,941

Lease termination	967	705	262	37.2%	-	262
Other income	4,250	5,099	(849)	(16.7)%	(10)	(839)

Operating Expenses
Property operating	22,938	19,542	3,396	17.4%	220	3,176
Property taxes	23,674	23,464	210	0.9%	52	158
Depreciation and amortization	29,032	29,187	(155)	(0.5)%	73	(228)
General and administrative	8,985	10,643	(1,658)	(15.6)%	n/a	n/a

Non-Operating Income/Expense
Interest expense	13,087	13,508	(421)	(3.1)%	-	(421)
Interest, dividends, and other investment income	231	398	(167)	(42.0)%	n/a	n/a

Note 1 – Properties held in both periods includes only properties owned for the entire periods of 2021 and 2020 and for interest expense the amount also includes parent company interest expense.  All other properties are included in the property acquisition/sales column.  There are no properties excluded from the analysis.

Base rents increased by 0.1% to $99.5 million for the fiscal year ended October 31, 2021 as compared with $99.4 million in the comparable period of 2020.  The change in base rent and the changes in other income statement line items analyzed in the table above were attributable to:

Property Acquisitions and Properties Sold:
In fiscal 2020, we sold two properties totaling 18,100 square feet.  In fiscal 2021 we sold two properties totaling 105,800 square feet. These properties accounted for all of the revenue and expense changes attributable to property acquisitions and sales in the fiscal year ended October 31, 2021 when compared with fiscal 2020.

Properties Held in Both Periods:

Revenues

Base Rent
In the fiscal year ended October 31, 2021, base rent for properties held in both periods increased by $214,000 when compared with the corresponding prior periods as a result of additional leasing in the portfolio in fiscal 2021 when compared to the corresponding prior period.

In fiscal 2021, we leased or renewed approximately 742,000 square feet (or approximately 16.8% of total consolidated GLA).  At October 31, 2021, the Company’s consolidated properties were 91.9% leased (90.4% leased at October 31, 2020).

Tenant Recoveries
In the fiscal year ended October 31, 2021, recoveries from tenants (which represent reimbursements from tenants for operating expenses and property taxes) increased by a net $6.3 million when compared with the corresponding prior period.

The increase in tenant recoveries was the result of having higher common area maintenance expenses in the fiscal year ended October 31, 2021 when compared with the corresponding prior period related to snow removal, landscaping and parking lot repairs.  In addition, we completed the 2020 annual reconciliations for both common area maintenance and real estate taxes in the first half of fiscal 2021 and those reconciliations resulted in us billing our tenants more than we had anticipated and accrued for in the prior period, which increased tenant reimbursement income in fiscal 2021.  In addition, the percentage of common area maintenance and real estate tax costs that we recover from our tenants generally increased in fiscal 2021 when compared with fiscal 2020 as the effects of the pandemic on our tenants businesses is lessening.

Uncollectable Amounts in Lease Income
In the fiscal year ended October 31, 2021, uncollectable amounts in lease income decreased by $2.4 million when compared with the prior year.  In the second quarter of fiscal 2020, we significantly increased our uncollectable amounts in lease income based on our assessment of the collectability of existing non-credit small shop tenants' receivables given the on-set of the COVID-19 pandemic in March 2020.  A number of non-credit small shop tenants' businesses were deemed non-essential by the states where they operate and were forced to close for a portion of the second and third quarters of fiscal 2020.  This placed stress on our small shop tenants and made it difficult for many of them to pay their rents when due.  Our assessment was that any billed but unpaid rents would likely be uncollectable. During the fiscal year ended 2021, many of our tenants saw early signs of business improvement as regulatory restrictions were relaxed and individuals began returning to pre-pandemic activities following significant progress made in vaccinating the U.S. public. As a result, the uncollectable amounts in lease income have been declining.

ASC Topic 842 Cash Basis Lease Income Reversals
The Company adopted ASC Topic 842 "Leases" at the beginning of fiscal 2020.  ASC Topic 842 requires amongst other things, that if the collectability of a specific tenant’s future lease payments as contracted are not probable of collection, revenue recognition for that tenant must be converted to cash-basis accounting and be limited to the lesser of the amount billed or collected from that tenant, and in addition, any straight-line rental receivables would need to be reversed in the period that the collectability assessment changed to not probable.  As a result of continuing to analyze our entire tenant base, we determined that as a result of the COVID-19 pandemic, 89 tenants' future lease payments were no longer probable of collection. All of these tenants were converted to cash basis after our second quarter of fiscal 2020 and prior to our third quarter of fiscal 2021. As of October 31, 2021, 27 of the 89 tenants are no longer tenants in the Company's properties. During the three months ended October 31, 2021, we restored 13 of the 89 tenants to accrual-basis accounting as those tenants have now demonstrated their ability to service the payments due under their leases and have no arrears balances.  As of October 31, 2021, 49 tenants continue to be accounted for on a cash-basis, or 5.9% of our approximate 832 tenants. As a result of this assessment, we reversed $576,000 more in billed but uncollected rent and straight-line rent for cash basis tenants in the fiscal year ended October 31, 2020 than we did in fiscal 2021.

Expenses

Property Operating
In the fiscal year ended October 31, 2021, property operating expenses increased by $3.2 million when compared to the prior period as a result of having higher common area maintenance expenses related to snow removal, landscaping and parking lot repairs.

Property Taxes
In the fiscal year ended October 31, 2021, property tax expense was relatively unchanged when compared with the corresponding prior period.

Interest
In the fiscal year ended October 31, 2021, interest expense decreased by $421,000 when compared with the corresponding prior period, predominantly related to the refinancing of a mortgage secured by our New Providence, NJ property in fiscal 2021 and by repaying all outstanding amounts on our Facility in fiscal 2021.

Depreciation and Amortization
In the fiscal year ended October 31, 2021, depreciation and amortization was relatively unchanged when compared with the corresponding prior period.

General and Administrative Expenses
In the fiscal year ended October 31, 2021, general and administrative expenses decreased by $1.7 million when compared with the corresponding prior period, predominantly related to a decrease in compensation and benefits expense. The decrease was the result of accelerated vesting of restricted stock grant value upon the death of our former Chairman Emeritus in the second quarter of fiscal 2020.

Non-GAAP Financial Measure
Funds from Operations (“FFO”)

We consider FFO to be an additional measure of our operating performance.  We report FFO in addition to net income applicable to common stockholders and net cash provided by operating activities.  Management has adopted the definition suggested by The National Association of Real Estate Investment Trusts (“NAREIT”) and defines FFO to mean net income (computed in accordance with GAAP) excluding gains or losses from sales of property, plus real estate-related depreciation and amortization and after adjustments for unconsolidated joint ventures.

Management considers FFO to be a meaningful, additional measure of operating performance because it primarily excludes the assumption that the value of the company’s real estate assets diminishes predictably over time and industry analysts have accepted it as a performance measure.  FFO is presented to assist investors in analyzing the performance of the company.  It is helpful as it excludes various items included in net income that are not indicative of our operating performance, such as gains (or losses) from sales of property and depreciation and amortization.  However, FFO:

◾
does not represent cash flows from operating activities in accordance with GAAP (which, unlike FFO, generally reflects all cash effects of transactions and other events in the determination of net income); and

◾	should not be considered an alternative to net income as an indication of our performance.

FFO as defined by us may not be comparable to similarly titled items reported by other real estate investment trusts due to possible differences in the application of the NAREIT definition used by such REITs.  The table below provides a reconciliation of net income applicable to Common and Class A Common stockholders in accordance with GAAP to FFO for three month and fiscal years ended October 31, 2021 and 2020. (Amounts in thousands).
(Table Follows)

Urstadt Biddle Properties Inc. (NYSE: UBA and UBP)
Fiscal Year and fourth quarter ended 2021 results
 (in thousands, except per share data)

Reconciliation of Net Income (Loss) Available to Common and Class A Common Stockholders to Funds From Operations:	Fiscal Year ended		Three Months Ended
	October 31,		October 31,
	2021	2020	2021	2020
Net Income (Loss) Applicable to Common and Class A Common Stockholders	$33,633	$8,533	$6,158	$(913)

Real property depreciation	22,936	22,662	5,738	5,668
Amortization of tenant improvements and allowances	4,429	4,694	1,117	1,449
Amortization of deferred leasing costs	1,599	1,737	390	458
Depreciation and amortization on unconsolidated joint ventures	1,518	1,499	392	377
(Gain)/loss on sale of property	(11,864)	6,047	349	5,719

Funds from Operations Applicable to Common and Class A Common Stockholders	$52,251	$45,172	$14,144	$12,758

Funds from Operations (Diluted) Per Share:
Common	$1.22	$1.06	$0.33	$0.30
Class A Common	$1.36	$1.19	$0.37	$0.34

Weighted Average Number of Shares Outstanding (Diluted):
Common and Common Equivalent	9,608	9,385	9,741	9,190
Class A Common and Class A Common Equivalent	29,753	29,576	29,845	29,503

FFO amounted to $52.3 million in fiscal 2021 compared to $45.2 million in fiscal 2020.

The net increase in FFO in fiscal 2021 when compared with fiscal 2020 was predominantly attributable, among other things, to:

Increases:

•
An increase in variable lease income (cost recovery income) related to an under-accrual adjustment in recoveries from tenants for real estate taxes and common area maintenance in fiscal 2021 and a general increase in the rate at which we recover costs from our tenants as a result of the reduced impact of the COVID-19 pandemic on our tenants businesses, which resulted in a positive variance in fiscal 2021 when compared to the same period of fiscal 2020.

•
A $262,000 increase in lease termination income in fiscal 2021 when compared with the corresponding prior period as a result of one tenant that occupied multiple spaces in our portfolio ceasing operations and buying out the remaining terms of its leases.

•
A net decrease in general and administrative expenses of $1.7 million, predominantly related to a decrease in compensation and benefits expense in fiscal 2021 when compared to the corresponding prior period.  The decrease was the result of accelerated vesting of restricted stock grant value upon the death of our former Chairman Emeritus in the second quarter of fiscal 2020.

•
A decrease in uncollectable amounts in lease income of $2.4 million.  In the second quarter of fiscal 2020, we significantly increased our uncollectable amounts in lease income based on our assessment of the collectability of existing non-credit small shop tenants' receivables given the onset of the COVID-19 pandemic in March 2020.  A number of non-credit small shop tenants' businesses were deemed non-essential by the states where they operate and were forced to close for a portion of the second and third quarters of fiscal 2020.  This placed stress on our small shop tenants and made it difficult for many of them to pay their rents when due.  Our assessment was that any billed but unpaid rents for such tenants would likely be uncollectable. During the fiscal year ended October 31, 2021, many of our tenants saw early signs of business improvement as regulatory restrictions were relaxed and individuals began returning to pre-pandemic activities following significant progress made in vaccinating the U.S. public. As a result, the uncollectable amounts in lease income have been declining. We have even recovered receivables that were previously reserved for.

•
A decrease in the reversal of lease income as a result of the application of ASC Topic 842 "Leases" in fiscal 2021 when compared with fiscal 2020.  ASC Topic 842 requires amongst other things, that if the collectability of a specific tenant’s future lease payments as contracted are not probable of collection, revenue recognition for that tenant must be converted to cash-basis accounting and be limited to the lesser of the amount billed or collected from that tenant, and in addition, any straight-line rental receivables would need to be reversed in the period that the collectability assessment changed to not probable.  As a result of continuing to analyze our entire tenant base, we determined that as a result of the COVID-19 pandemic, 89 tenants' future lease payments were no longer probable of collection. All of these tenants were converted to cash basis after our second quarter of fiscal 2020 and prior to our third quarter of fiscal 2021. As of October 31, 2021, 27 of the 89 tenants are no longer tenants in the Company's properties. During the three months ended October 31, 2021, we restored 13 of the 89 tenants to accrual-basis accounting as those tenants have now demonstrated their ability to service the payments due under their leases and have no significant arrears balances.  As of October 31, 2021, 49 tenants continue to be accounted for on a cash-basis, or 5.9% of our approximate 832 tenants. As a result of this assessment, we reversed $734,000 more in billed but uncollected rent and straight-line rent for cash basis tenants in the fiscal year ended October 31, 2020 than we did in fiscal 2021.  In addition, as the effect of the pandemic has lessened, even tenants accounted for on a cash-basis have paid more of their rents in fiscal 2021 than they did in fiscal 2020 and that created a positive variance in FFO in fiscal 2021 when compared with fiscal 2020.

•
A decrease of $242,000 in net income to noncontrolling interests.  This decrease was caused by our redemption of noncontrolling units in fiscal 2020 fiscal 2021.  In addition, distributions decreased to noncontrolling unit owners whose distributions per unit were based on the dividend rate of our Class A Common stock, which was significantly reduced in the first half of fiscal 2021 when compared to the corresponding prior period.

Decreases:
•
A decrease in gain on marketable securities as we had invested excess cash in marketable securities and sold them in fiscal 2020 realizing a gain of $258,000 in fiscal 2020.  We did not have similar gains in fiscal 2021, which creates a negative variance if fiscal 2021 when compared with fiscal 2020.

Non-GAAP Financial Measure
Same Property Net Operating Income
We present Same Property Net Operating Income ("Same Property NOI"), which is a non-GAAP financial measure. Same Property NOI excludes from Net Operating Income (“NOI”) properties that have not been owned for the full periods presented. The most directly comparable GAAP financial measure to NOI is operating income.  To  calculate NOI, operating income is adjusted to add back depreciation and amortization, general and administrative expense, interest expense, amortization of above and below-market lease intangibles and to exclude straight-line rent adjustments, interest, dividends and other investment income, equity in net income of unconsolidated joint ventures, and gain/loss on sale of operating properties.

We use Same Property NOI internally as a performance measure and believe Same Property NOI provides useful information to investors regarding our financial condition and results of operations because it reflects only those income and expense items that are incurred at the property level. Our management also uses Same Property NOI to evaluate property level performance and to make decisions about resource allocations. Further, we believe Same Property NOI is useful to investors as a performance measure because, when compared across periods, Same Property NOI reflects the impact on operations from trends in occupancy rates, rental rates and operating costs on an unleveraged basis, providing perspective not immediately apparent from income from continuing operations. Same Property NOI excludes certain components from net income attributable to Urstadt Biddle Properties Inc. in order to provide results that are more closely related to a property’s results of operations. For example, interest expense is not necessarily linked to the operating performance of a real estate asset and is often incurred at the corporate level as opposed to the property level. In addition, depreciation and amortization, because of historical cost accounting and useful life estimates, may distort operating performance at the property level. Same Property NOI presented by us may not be comparable to Same Property NOI reported by other REITs that define Same Property NOI differently.

Table Follows:

Urstadt Biddle Properties Inc.
Same Property Net Operating Income
(In thousands, except for number of properties and percentages)

	Twelve Months Ended October 31,			Three Months Ended October 31,
	2021	2020	% Change	2021	2020	% Change
Same Property Operating Results:

Number of Properties (Note 1)	74			74

Revenue (Note 2)
Base Rent (Note 3)	$99,136	$93,564	6.0%	$24,509	$22,891	7.1%
Uncollectable amounts in lease income	(1,528)	(3,802)	(59.8)%	(148)	(342)	(56.7)%
ASC Topic 842 cash-basis lease income reversal-same property	(2,011)	(2,306)	(12.8)%	(129)	(530)	(75.7)%
Recoveries from tenants	34,788	28,503	22.1%	8,046	7,646	5.2%
Other property income	402	879	(54.3)%	98	92	6.5%
	130,787	116,838	11.9%	32,376	29,757	8.8%

Expenses
Property operating	14,084	11,248	25.2%	3,107	2,639	17.7%
Property taxes	23,522	23,343	0.8%	5,936	5,822	2.0%
Other non-recoverable operating expenses	2,037	1,758	15.9%	573	443	29.3%
	39,643	36,349	9.1%	9,616	8,904	8.0%

Same Property Net Operating Income	$91,144	$80,489	13.2%	$22,760	$20,853	9.1%

Reconciliation of Same Property NOI to Most Directly Comparable GAAP Measure:

Other reconciling items:
Other non same-property net operating income	884	1,284		80	196
Other Interest income	471	428		122	92
Other Dividend Income	-	182		-	-
Consolidated lease termination income	967	705		166	245
Consolidated amortization of above and below market leases	632	706		177	183
Consolidated straight line rent income	(2,396)	2,678		306	898
Equity in net income of unconsolidated joint ventures	1,323	1,433		298	273
Taxable REIT subsidiary income/(loss)	303	920		(116)	201
Solar income/(loss)	(163)	(72)		(4)	19
Storage income/(loss)	1,236	979		431	265
Unrealized holding gains arising during the periods	-	-		-	-
Gain on sale of marketable securities	-	258		-	-
Interest expense	(13,087)	(13,508)		(3,025)	(3,385)
General and administrative expenses	(8,985)	(10,643)		(2,109)	(2,148)
Uncollectable amounts in lease income	(1,529)	(3,916)		(149)	(426)
Uncollectable amounts in lease income - same property	1,529	3,802		149	342
ASC Topic 842 cash-basis lease income reversal	(2,011)	(2,327)		(129)	(551)
ASC Topic 842 cash-basis lease income reversal-same property	2,011	2,306		129	530
Directors fees and expenses	(355)	(373)		(78)	(86)
Depreciation and amortization	(29,032)	(29,187)		(7,259)	(7,600)
Adjustment for intercompany expenses and other	(3,878)	(4,027)		(908)	(796)

Total other -net	(52,080)	(48,372)		(11,919)	(11,748)
Income from continuing operations	39,064	32,117	21.6%	10,841	9,105	19.1%
Gain (loss) on sale of real estate	11,864	(6,047)		(350)	(5,719)
Net income	50,928	26,070	95.4%	10,491	3,386	209.8%
Net income attributable to noncontrolling interests	(3,645)	(3,887)		(921)	(886)
Net income attributable to Urstadt Biddle Properties Inc.	$47,283	$22,183	113.1%	$9,570	$2,500	282.8%

Same Property Operating Expense Ratio (Note 4)	92.5%	82.4%	10.1%	89.0%	90.4%	(1.4)%

Note 1 -	Includes only properties owned for the entire period of both periods presented.
Note 2 -	Excludes straight line rent, above/below market lease rent, lease termination income.
Note 3 -
Base rents for the three and twelve month periods ended October 31, 2021 are reduced by approximately $27,000 and $552,000, respectively, in rents that were deferred and approximately $309,000 and $3.0 million, in rents that were abated because of COVID-19. Base rents for the three and twelve month periods ended October 31, 2021, are increased by approximately $346,000 and $3.2 million, respectively, in COVID-19 deferred rents that were billed and collected in those periods.

Base rents for the three and twelve month periods ended October 31, 2020 are reduced by approximately $854,000 and $3.4 million, respectively, in rents that were deferred and approximately $934,000 and $1.4 million, in rents that were abated because of COVID-19.

Note 4 -	Represents the percentage of property operating expense and real estate tax

Urstadt Biddle Properties Inc.
Balance Sheet Highlights
(in thousands)

	October 31,	October 31,
	2021	2020
	(Unaudited)
Assets
Cash and Cash Equivalents	$24,057	$40,795

Real Estate investments before accumulated depreciation	$1,148,382	$1,149,182

Investments in and advances to unconsolidated joint ventures	$29,027	$28,679

Total Assets	$973,852	$1,010,179

Liabilities
Revolving credit line	$-	$35,000

Mortgage notes payable and other loans	$296,449	$299,434

Total Liabilities	$330,553	$377,037

Redeemable Noncontrolling Interests	$67,395	$62,071

Preferred Stock	$225,000	$225,000

Total Stockholders’ Equity	$575,904	$571,071